Exhibit 99.3

INVESTOR RIGHTS AGREEMENT

By and Among

MR. DONG YU

SKILLGREAT LIMITED

BONA FILM GROUP LIMITED

And

NCIH, INC.

Dated as of May 21, 2012

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 21, 2012, by and among:

(1)                                  Mr. Dong Yu, an individual (the “Founder”);

(2)                                  Skillgreat Limited, a company duly incorporated and existing under the laws of the British Virgin Island and wholly owned by the Founder (the “Selling Shareholder”);

(3)                                  Bona Film Group Limited (NASDAQ: BONA), an exempted company duly incorporated and existing under the laws of the Cayman Islands (the “Company”); and

(4)                                  NCIH, Inc., a corporation incorporated under the laws of the State of Delaware (the “Investor”).

The Founder, the Selling Shareholder, the Company and the Investor are sometimes herein referred to each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Founder, the Selling Shareholder, the Company and the Investor have entered into a Share Purchase Agreement dated as of May 13, 2012 (the “Share Purchase Agreement”), pursuant to which the Investor has agreed to purchase from the Selling Shareholder, and the Selling Shareholder has agreed to sell to the Investor, an aggregate of 6,050,067 ordinary shares, par value US$0.0005 per share, of the Company (“Ordinary Shares”); and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Share Purchase Agreement that the Parties enter into this Agreement to set forth certain rights and obligations of the Investor;

WITNESSETH

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Defined Terms.  For purposes of this Agreement:

“ADSs” means the American depository shares of the Company, each two (2) of which represent one (1) Ordinary Share.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the PRC or New York.

“Closing” has the meaning set forth in the Share Purchase Agreement.

“Company’s Incentive Plans” means the Bona Film Group limited 2009 Stock Incentive Plan and the Bona Film Group limited 2010 Stock Incentive Plan, each filed as an exhibit to the Company’s Registration Statement on Form F-1 (File No. 333-170657), as amended, initially filed with the SEC on November 17, 2010.

“Competitor” means any Person listed on Schedule 1 attached hereto.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Effective Date” means, with respect to any Registration Statement, the earlier of (i) the ninetieth (90th) day following the Filing Date, (ii) in the event the Registration Statement receives a “full review” by the SEC, the one hundred twentieth (120th) day following the Filing Date, or (iii) the date which is within three (3) Business Days after the date on which the SEC informs the Company the (x) the SEC will not review a Registration Statement or (y) the Company may request the acceleration of the effectiveness of a Registration Statement and the Company makes such request.

“Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Filing Date” means the thirtieth (30th) day following the delivery of a Demand Notice or such later date as specified in the Demand Notice.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its Subsidiaries.

“Group Company” means a member of the Group.

“Holder” means any Person who holds Registrable Securities or any assignee of record of such Registrable Securities to whom rights under Article III have been duly assigned in accordance with this Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property” means any and all (i) patents and patent applications and reissues, renewals, reexaminations, continuations, continuations-in-part, divisions, substitutions, supplementary protection certificates and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, author’s rights, data rights and works of authorship (including artwork, software, computer programs, files, records and data, and related documentation), (iv) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (v) trade names, trade dress, trademarks, domain names, service marks, logos, business names, URLs, web sites, web pages and any part thereof, and registrations and applications therefor, the goodwill symbolized or represented by the foregoing.

“Investment Management Committee” means the Investment Management Committee of the Company.

“Last Closing” has the meaning set forth in the Share Purchase Agreement.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Merger” means merger, scheme of arrangement, amalgamation, or consolidation.

“Permit” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration or record filing, operating license, qualifications, ratification, certificate, declaration or filing with, or report or notice to, or other form of permission to engage in a specific activity issued by, any Person, including any Governmental Authority.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and the islands of Taiwan.

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405.

“Record Date” means the record date set by the Board with respect to a Voting Event pursuant to the applicable Securities Laws and the Constitutional Documents of the Company.

“Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement.

“Registrable Securities” means: (i) any and all Ordinary Shares purchased by the Investor under the Share Purchase Agreement, and (ii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, all such Ordinary Shares described in this clause (i); provided, however, Registrable Securities shall cease to be Registrable Securities upon the earlier of (A) when, with respect to any Holder of Registrable Securities, in the reasonable opinion of counsel to the Company, all Registrable Securities proposed to be sold by such Holder may then be sold pursuant to Rule 144 without any restriction and (B) the date as of which a Registration Statement covering resale of such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement.

“Registrable Securities Then Outstanding” means the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding.

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act , as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 405” means Rule 405 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity (or profits or capital) interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) any entity whose assets, or portions thereof, has been or should be consolidated with the net earnings of the Person and should be recorded on the books of the Person for financial reporting purposes in accordance with GAAP including FIN 46R with respect to variable interest entities.

“VIE Entities” means Beijing Baichuan Film Distribution Co., Ltd.（北京百川电影发行有限公司）, Bona Film Group Co., Ltd. (PRC)（博纳影业集团有限公司）and Beijing Bona Advertising Co., Ltd.（北京博纳广告有限公司）, each a limited liability company organized under the Laws of the PRC.

“Voting Shares” means the lesser of (a) all of the Ordinary Shares held by the Investor as of the Record Date and (b) that number of Ordinary Shares equal to (x) 33.4% of the total number of outstanding Ordinary Shares as of the Record Date minus (y) the number of Ordinary Shares beneficially owned by the Founder and his Affiliates immediately after the Last Closing; provided, however, the number of Voting Shares calculated pursuant to paragraph (y) shall be reduced to the extent of any increase in the number of Ordinary Shares beneficially owned by the Founder and his Affiliates from the Last Closing through the Record Date.

Section 1.2             Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
“Agreement”	Preamble
“Arbitration Notice”	Section 7.10(a)
“Company”	Preamble
“Company IP”	Section 5.2
“Demand Notice”	Section 3.1(a)
“Dispute”	Section 7.10(a)
“Effective Period”	Section 3.1(a)
“FCPA”	Section 6.4
“First Qualified Offering”	Section 6.5
“Founder”	Preamble
“HKIAC”	Section 7.10(b)
“HKIAC Rules”	Section 7.10(b)
“Investor”	Preamble
“Investor Group Members”	Section 2.1(b)
“Investor IP”	Section 5.2
“Investor Nominee”	Section 2.3(a)
“Investor Observer”	Section 2.2(a)
“Investor VP”	Section 2.1(a)
“Offer Notice”	Section 4.1(a)
“Ordinary Shares”	Recitals
“Party”	Preamble
“Potential Project”	Section 5.1
“Principal Tribunal”	Section 7.10(j)
“Pro Rata Share”	Section 4.1(b)
“Re-Election”	Section 6.5
“Selling Shareholder”	Preamble
“Share Purchase Agreement”	Recitals
“Violation”	Section 3.6(a)
“Voting Event”	Section 6.5

Section 1.3             Interpretation and Rules of Construction.  References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”  The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.”  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II
INVESTOR VICE-PRESIDENT; INVESTOR OBSERVER; INVESTOR NOMINEE

Section 2.1             Investor Vice-President.

(a)           From the date hereof, and to the extent permitted by applicable Law and the rules of the principal stock exchange or inter-dealer quotation system on which the ADSs are then traded or listed, the Investor shall have the right to designate and appoint, by written notice to the Company, one (1) Vice President of the Company, responsible for assisting in the development of any Potential Project as described more fully in Article V (the “Investor VP”), which designee shall be reasonably acceptable to the Company.

(b)           For so long as the Investor, together with its Affiliates (collectively the “Investor Group Members” and each, an “Investor Group Member”), continues to hold at least 50% of the Ordinary Shares purchased by the Investor under the Share Purchase Agreement, if, as a result of death, disability, retirement, resignation, removal or otherwise, the Investor VP is unable to perform his or her duties, the Investor may designate and appoint, by written notice to the Company, a replacement Investor VP; provided, however, the replacement Investor VP designated pursuant to this Section 2.1(b) must be reasonably acceptable to the Company and, without the consent of the Company, shall not include any individual who is then a director, officer or employee of a Competitor or its Affiliates.

(c)           The Company shall effect the designation and appointment made pursuant to Section 2.1(a) or Section 2.1(b) as promptly as reasonably practicable but in no event later than one (1) month after receipt of the written notice from the Investor.

Section 2.2             Investor Observer.

(a)           From the date hereof and for so long as the Investor Nominee is not elected to or ceases to serve on the Board pursuant to Section 2.3, and to the extent permitted by applicable Law and the rules of the principal stock exchange or inter-dealer quotation system on which the ADSs are then traded or listed, the Investor shall have the right to designate one (1) non-voting observer (the “Investor Observer”) to the Board and the Investment Management Committee.  The initial Investor Observer shall be Jack Qunyao Gao (or another designee of the Investor reasonably acceptable to the Company).  The Investor Observer shall receive copies of notices, consents and minutes provided to the directors of the Company, and shall be invited to attend all board meetings.

(b)           For so long as the Investor Group Members continue to hold at least 50% of the Ordinary Shares purchased by the Investor under the Share Purchase Agreement, if, as a result of death, disability, retirement, resignation, removal or otherwise, the Investor Observer is unable to attend meetings of the Board and the Investment Management Committee, the Investor may designate a replacement Investor Observer; provided, however, the replacement Investor Observer designated pursuant to this Section 2.2(b) must be reasonably acceptable to the Board and, without the consent of the Board, shall not include any individual who is then a director, officer or employee of a Competitor or its Affiliates.

(c)           Immediately after an Investor Nominee is duly elected to the Board pursuant to Section 2.3, the right of the Investor to designate the Investor Observer shall suspend until and unless no Investor Nominee continues to serve on the Board, in which case the Investor shall be entitled to designate the Investor Observer pursuant to this Section 2.2.

Section 2.3             Investor Nominee.

(a)           Within four (4) months after the date hereof, and to the extent permitted by applicable Law and the rules of the principal stock exchange or inter-dealer quotation system on which the ADSs are then traded or listed, the Investor shall have the right to nominate one (1) candidate (the “Investor Nominee”) for election to the Board and appointment as a member of the Investment Management Committee.  The initial Investor Nominee shall be Jack Qunyao Gao (or another designee of the Investor reasonably acceptable to the Company).

(b)           For so long as the Investor Group Members continue to hold at least 50% of the Ordinary Shares of the Company purchased by the Investor under the Share Purchase Agreement, if, as a result of death, disability, retirement, resignation, removal or otherwise, the Investor Nominee is unable to serve on the Board and the Investment Management Committee, the Investor may designate a replacement Investor Nominee and the Board shall elect or appoint, as applicable, such person to the Board and the Investment Management Committee; provided, however, the replacement Investor Nominee designated pursuant to this Section 2.3(b) must be reasonably acceptable to a majority of the remaining members of the Board (or nominating committee thereof) and, without the consent of the Board (or nominating committee thereof), shall not include any individual who is then a director, officer or employee of a Competitor or its Affiliates.

(c)           At each applicable annual, special or other meeting (or written consent in lieu of a meeting) of the shareholders of the Company in which the directors of the Company are to be elected, the Company shall, and the Founder and the Selling Shareholder shall cause the Company to, nominate and recommend for election the Investor Nominee to serve as a member of the Board, including soliciting proxies in favor of the election of the Investor Nominee.

(d)           The Investor Nominee shall be entitled to at least the same rights, capacities, entitlements, compensation, if any, indemnification and insurance in connection with his or her role as a director as the other members of the Board, and shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as the other members of the Board.  The Company shall, upon the election of the Investor Nominee or replacement Investor Nominee, as the case may be, enter into an Indemnification Agreement in the same form as applicable to the other members of the Board with such Investor Nominee.

(e)           Notwithstanding the foregoing, the Company shall obtain and maintain directors’ and officers’ liability insurance with terms and conditions approved by the Board and no less favorable than insurance obtained by, similarly valued NASDAQ-listed companies in the United States, and the Investor Nominee or the replacement Investor Nominee, as the case may be, shall be entitled to the directors’ and officers’ liability insurance effective upon his or her election to the Board, with the same coverage as, and containing terms and conditions no less favorable than, those available to the other members of the Board.

(f)            At any annual, special or other meeting (or written consent in lieu of a meeting) of shareholders of the Company in respect of the election of directors of the Company, the Selling Shareholder shall, and the Founder shall cause the Selling Shareholder to, (i) vote the Ordinary Shares owned or controlled by the Selling Shareholder to elect the Investor Nominee to serve as a member of the Board, and (ii) not initiate or support any proxy process or contest to remove or replace the Investor Nominee or take any similar action.

ARTICLE III
REGISTRATION RIGHTS

Section 3.1             Demand Registration.

(a)           If at any time after the date hereof, the Company receives a written notice from the Holder(s) of at least a majority of the Registrable Securities (the “Demand Notice”), the Company shall, on or prior to the Filing Date, prepare and file with the SEC a Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415.  Such Registration Statement shall be on Form F-3 (or, if Form F-3 is not then available to the Company, on such form of Registration Statement as is then available to effect a registration for resale of the Registrable Securities).  The Company shall use its best efforts (i) to cause such Registration Statement to be declared effective under the Securities Act (unless it becomes effective automatically upon filing) as promptly as possible after the filing thereof, but in any event prior to the Effective Date, and (ii) to keep such Registration Statement continuously effective under the Securities Act until such date as is the earlier of (x) the date on which all Registrable Securities covered by such Registration Statement have been sold or (y) the date on which the Registrable Securities may be sold without any restriction pursuant to Rule 144 (the “Effective Period”).  The Company shall telephonically request the effectiveness of the Registration Statement (unless it becomes effective automatically upon filing) as of 5:00 p.m. Eastern Time on the Effective Date.  The Company shall not be required to (A) take any action to effect any registration pursuant to this Section 3.1(a) after the Company has effected three (3) registrations pursuant to this Section 3.1(a) and each registration has been declared effective or (B) effect more than one (1) registration pursuant to this Section 3.1(a) in any six-month period to the extent the Company has not suspended use of the Registration Statement or Prospectus therein pursuant to Section 3.1(d); provided, however, the Holders shall not be subject to the restrictions on registration set forth in (A) and (B) above upon any breach by the Company or any of its Subsidiaries of the obligations under Section 6.4 or commencement by any Governmental Authority of an investigation into the Company or any of its Subsidiaries for any corruption or bribery allegation.

(b)           If the Company is unable to Register all of the Registrable Securities for resale under Rule 415 due to limits imposed by the SEC’s interpretation of Rule 415, the Company will file a Registration Statement under the Securities Act with the SEC covering the resale by the Holders of such lesser amount of the Registrable Securities as the Company is able to Register pursuant to the SEC’s interpretation of Rule 415 and use its best efforts to have such Registration Statement declared effective as promptly as possible and, when permitted to do so by the SEC, to file subsequent Registration Statement(s) under the Securities Act with the SEC covering the resale of any Registrable Securities that were omitted from previous Registration Statement(s) and use its best efforts to have such registration declared effective as promptly as possible thereafter.  In furtherance of the Company’s obligations set forth in the preceding sentence, the Parties agree that in the event that any Holder shall deliver to the Company a written notice at any time after the later of (x) the date which is six months after the Effective Date of the latest Registration Statement filed pursuant to Section 3.1(a) or Section 3.1(b), as applicable, or (y) the date on which all Registrable Securities Registered on all of the prior Registration Statements filed pursuant to Section 3.1(a) or Section 3.1(b) are sold, that the Company shall file, within thirty (30) days following the date of receipt of such written notice, an additional Registration Statement Registering all Registrable Securities that were omitted from the initial Registration Statement.

(c)           The Company shall pay all expenses associated with each registration (other than underwriting discounts and commissions related to the sale of Registrable Securities), including all registration and filing fees, printing, duplicating, word processing, facsimile and delivery expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel representing all Holders participating in the registration, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).  Notwithstanding the above, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities Then Outstanding to be Registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities Then Outstanding agree to forfeit their right to one (1) corresponding registration pursuant to Section 3.1(a); provided, however, if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 3.1(a).  All underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities pursuant to this Agreement shall be borne by the holders of the securities Registered pro rata on the basis of the number of shares Registered.

(d)           In the event that, in the reasonable judgment of the Company, it is advisable to suspend use of a Registration Statement or Prospectus therein due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify the Holders in writing to such effect, and, upon receipt of such notice, the Holders shall immediately discontinue any sales of Registrable Securities pursuant to such Registration Statement or Prospectus until the Holders have received copies of a supplemented or amended Prospectus or until the Holders are advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.  Notwithstanding anything to the contrary herein, the Company shall not exercise its rights under the preceding sentence to suspend sales of Registrable Securities for a period in excess of forty-five (45) consecutive calendar days during any 12-month period; provided, however, no suspension period may begin until at least twelve (12) months have passed since any previous suspension period.

Section 3.2             Piggyback Registrations.

(a)           If the Company proposes to file a Registration Statement under the Securities Act for its own account or the account of others under the Securities Act of any of its Equity Securities (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to (i) any employee benefit plan or (ii) a corporate reorganization, merger or acquisition), then the Company shall notify all Holders in writing at least thirty (30) calendar days prior to such filing and will afford each such Holder an opportunity to include in such Registration Statement all or any part of the Registrable Securities then held by such Holder.  Each Holder wishing to include in any such Registration Statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such Registration Statement.  If a Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include its Registrable Securities in any subsequent Registration Statement that may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)           If a Registration Statement under which the Company gives notice under this Section 3.2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder to include its Registrable Securities in a registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected by the Company for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated: (1) first, the Equity Securities to which the Company proposes to sell for its own account, (2) second, the Registrable Securities requested by the Holders to be included in such registration, pro rata among the Holders thereof requesting inclusion in such registration on the basis of the number of securities requested to be included by all such Holders, and (3) third, any other Equity Securities of the Company requested to be included.

(c)           With respect to a Registration Statement initiated by the Company for its own account, the Company shall have the right to terminate or withdraw such registration anytime prior to the effectiveness of the Registration Statement, whether or not any Holder has elected to include Registrable Securities in such registration.

Section 3.3             Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as possible:

(a)           prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause a Registration Statement that Registers such Registrable Securities to become effective, and keep such Registration Statement effective until all of the Registrable Securities have been disposed of;

(b)           prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep the Registration Statement effective for the Effective Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement;

(c)           furnish to the Holders such number of copies of a Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)           notify in writing the Holders and their counsel (i) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such Registration Statement or Prospectus or any amendment or supplement thereto or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes, and (iv) of the existence of any fact or the happening of any event that causes the Company to become an “ineligible issuer,” as defined in Rule 405;

(e)           use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

(f)            use its best efforts to Register and qualify the securities covered by such registration statement under such other securities Laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.3(f) or to file a general consent to service of process in any such jurisdictions;

(g)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

(h)           immediately notify each Holder of Registrable Securities covered by such Registration Statement, at any time prior to the end of the Effective Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such Holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(i)            furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Registration Statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Registrable Securities Then Outstanding requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders of Registrable Securities Then Outstanding requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(j)            use its best efforts to list such Registrable Securities on each securities exchange on which the Ordinary Shares (including American depositary shares representing the Ordinary Shares) are then listed; and

(k)           provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the Effective Date.

Section 3.4             Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.1 or Section 3.2 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

Section 3.5             Review by Counsel.  In connection with the preparation and filing of each Registration Statement Registering Registrable Securities under the Securities Act, each Holder of Registrable Securities and counsel for such Holder shall be permitted to review such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than ten (10) Business Days) prior to their filing with the SEC.

Section 3.6             Indemnification.

(a)           By the Company.  The Company shall indemnify and hold harmless each Holder, its officers, directors, employees, members, partners, and advisors and their respective Affiliates, each underwriter, broker or any other Person acting on behalf of such Holder and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act or the Exchange Act against all losses, claims, damages, liabilities, or actions joint or several (or actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state securities Law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) any omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities Law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, officer, director, employee, member, partner, and advisor and their respective Affiliates, each underwriter, broker or any other Person acting on behalf of such Holder or controlling Person for any legal or other expenses reasonably incurred by them in connection with defending any such loss, claim, damage, liability or action; provided, however, the indemnity agreement contained in this Section 3.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such foregoing Person.

(b)           By the Selling Holders.  Each selling Holder shall, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each other Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages or liabilities (joint or several) to which the Company or any such foregoing Person may become subject under the Securities Act, the Exchange Act or other federal or state Law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such foregoing Person in connection with defending any such loss, claim, damage, liability or action; provided, however, the indemnity agreement contained in this Section 3.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder (which consent shall not be unreasonably withheld); provided, further, the total amounts payable in indemnity by a Holder under this Section 3.6(b) and Section 3.6(d) in respect of any Violation shall not exceed the net proceeds actually received by such Holder upon the sale of the Registrable Securities out of which such Violation arises.

(c)           Notice.  Promptly after receipt by an indemnified party under this Section 3.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.6.

(d)           Contribution.  If the indemnification provided for in this Section 3.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, in no event shall any contribution by a Holder hereunder, when combined with the amounts paid or payable by such Holder pursuant to Section 3.6(b) hereof, exceed the net proceeds actually received by such Holder upon the sale of the Registrable Securities out of which such Violation arises.

(e)           Survival.  The obligations of the Company and Holders under this Section 3.6 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

Section 3.7             Rule 144 Reporting.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC which may at any time permit the Holders to sell Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)           furnish to each Holder upon request, as long as such Holder owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act and (B) a copy of the most recent periodic report of the Company and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

Section 3.8             No Additional Registration Rights.  After the date hereof, the Company shall not, without first obtaining the written consent of the Holder or Holders of a majority of the Registrable Securities Then Outstanding, grant registration rights on terms more favorable than the registration rights granted pursuant to this Article III.

ARTICLE IV
PARTICIPATION RIGHTS

Section 4.1             Participation Rights.

(a)           Subject to Section 4.2, if the Company proposes to offer or sell any Equity Securities, the Company shall notify the Investor in writing of such offer or sale by delivering a written notice (the “Offer Notice”), stating the number and type of such Equity Securities to be offered and the price, terms and conditions upon which the Company proposes to offer or sell such Equity Securities.

(b)           By written notification to the Company within thirty (30) days after receipt of the Offer Notice, the Investor has the right, but not the obligation, at its sole option, to purchase or otherwise acquire, at the price and on the terms and conditions specified in the Offer Notice, its Pro Rata Share of the Equity Securities to be offered by the Company.  For purposes of this Section 4.1, the term “Pro Rata Share” shall mean a fraction, (x) the numerator of which is the number of Ordinary Shares held by the Investor on the date of the Offer Notice and (y) the denominator of which is the total number of outstanding Ordinary Shares on the date of the Offer Notice calculated assuming the full conversion and exercise of all outstanding convertible and exercisable securities of the Company.

Section 4.2             Exceptions.  Section 4.1 shall not apply to the following issuances or grants by the Company:

(a)           the issuance or grant of Equity Securities of the Company pursuant to the Company’s Incentive Plans;

(b)           the issuance of Equity Securities of the Company as a dividend or distribution to holders of Ordinary Shares approved by the Board pursuant to the Constitutional Documents of the Company and in compliance with applicable Law;

(c)           the issuance of Equity Securities pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement approved by the Board;

(d)           the issuance of Equity Securities to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board; and

(e)           the issuance of Equity Securities to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board.

ARTICLE V
COOPERATION

Section 5.1             Cooperation of Parties.  Subject to the terms and conditions set forth in this Agreement, the Company and the Investor agree that the Company and an Investor Group Member will explore the potential possibilities for partnership opportunities with respect to one or more of the following projects between the Company and the Investor Group Member (each, a “Potential Project”).  The Company and the Investor Group Member may, at such time (if any) as they may mutually agree to move forward, enter into formal documentation and obtain applicable regulatory and third-party consents and approvals, among other things, in relation to a Potential Project.

(a)           The Investor Group Member will explore opportunities to assist the Company in film production or film distribution outside the PRC in order to help the Company obtain greater access to non-PRC film markets and non-PRC film distribution channels.

(b)           The Investor Group Member will explore opportunities to assist the Company in acquiring access to foreign writers, directors, star talent, or their agents or other representatives and other persons with technical expertise for the Company to hire in order to help the Company expand its own film production capabilities.

(c)           After foreign studios or investors are permitted under PRC law to enter the PRC film market, upon the Investor Group Member’s request and subject to compliance with any applicable governmental regulatory restrictions and regulations, the Company will explore opportunities to assist the Investor Group Member in film production or film distribution in the PRC in order to help the Investor Group Member obtain greater access to the PRC film market and PRC film distribution channels.

(d)           Subject to the obtaining of regulatory approvals by the PRC government authorities, the Company and the Investor Group Member will explore the possibilities of jointly opening flagship movie theaters in the PRC.

(e)           The Company and the Investor Group Member will explore opportunities relating to digital media.

Section 5.2             Non-Binding; No Rights Granted.  Section 5.1 is a non-binding statement of intent by the Parties and shall not be enforceable against any of the Parties hereto.  For the avoidance of doubt, in connection with any Potential Project, unless the Parties expressly agree in writing or otherwise pursuant to a fully executed definitive agreement: (i) all the Intellectual Property owned by or licensed to the Investor Group Member (collectively “Investor IP”) and all of the confidential information of the Investor Group Member shall remain the property of the Investor Group Member and nothing herein shall give the Company, the Founder or the Selling Shareholder any right, title or interest in any Investor IP or confidential information of the Investor Group Member; and (ii), all the Intellectual Property owned by or licensed to the Company and its Subsidiaries (collectively “Company IP”) and all of the confidential information of Company shall remain the property of the Company and/or its Subsidiaries, as applicable, and nothing herein shall give the Investor Group Member any right, title or interest in any Company IP or confidential information of the Company.  Each Party agrees that it will use the Intellectual Property of the other Party or Parties only with the prior written consent of such other Party or Parties or a fully-executed definitive agreement.  This Section 5.2 will survive termination or expiration of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1             VIE Agreements; Subsidiaries.  Each of the Founder, the Selling Shareholder and the Company shall ensure that each party to the relevant VIE Agreements fully perform such party’s obligations thereunder and carry out the terms and the intent of the VIE Agreements.  If any of the VIE Agreements becomes illegal, void or unenforceable under PRC Laws after the date hereof, each of the Founder, the Selling Shareholder and the Company shall devise and implement a feasible alternative legal structure which gives effect to the intentions of the parties to the VIE Agreements and the economic arrangement thereunder as closely as possible.  The Company at all times control the operations of each Subsidiary and be permitted to properly consolidate the financial results for each Subsidiary in the consolidated financial statements of the Company prepared under GAAP.

Section 6.2             Compliance with Laws.  For so long as Investor holds any Ordinary Share, the Company shall, and each of the Founder, the Selling Shareholder and the Company shall cause each Group Company to, be in compliance with all applicable Laws and obtain, make and maintain all Permits from the relevant Governmental Authority or other Person required in respect of the due and proper establishment and operations of each Group Company as currently conducted in accordance with applicable Laws.

Section 6.3             Social Insurance Benefits.  Without limiting the effect of the provisions of Section 6.2, each of the Founder, the Selling Shareholder and the Company shall cause each

Group Company to fully contribute, after the date hereof, for each employee of such Group Company the amount to the various government sponsored employee benefit plans, including social insurance funds (including the pension contribution plan, medical insurance plan, unemployment insurance plan, work-related injury insurance plan and maternity insurance plan) and housing provident funds required under applicable Law.

Section 6.4             FCPA Compliance.  For so long as the Investor Nominee serves as a member of the Board, if the Investor requests in writing that the Company or any of its Subsidiaries implement any policies or procedures that are reasonably intended for the purpose of complying with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the Company or such Subsidiary shall, within sixty (60) days after receipt of such request, implement such policies or procedures unless the Company in good faith determines that such policies or procedures are not commercially reasonable, in which case the company shall, within sixty (60) days after receipt of such request, implement alternative policies or procedures that can achieve the purpose of complying with the FCPA and have been approved in writing by the Investor.

Section 6.5             Voting Agreement.  Until the one (1) year anniversary of the date hereof, the Investor agrees that (a) it shall vote the Voting Shares in accordance with the instructions of the Selling Shareholder with respect to the First Qualified Offering (as defined below) and the re-election of the Founder to the Board (the “Re-Election” and together with the First Qualified Offering, each a “Voting Event”), and (b) except with the written consent of the Selling Shareholder, neither the Investor nor its controlled Affiliates shall purchase a number of Ordinary Shares equal to or greater than the number of Voting Shares or a majority of the assets of the Company or shall acquire the Company by Merger.  For purposes of this Agreement, the “First Qualified Offering” means the first public offering of Ordinary Shares by the Company after the date hereof, provided that (i) such public offering shall be for fund-raising purposes only and not for purposes of, or in connection with, any Merger, tender or exchange offer, asset purchase, other acquisition, or licensing or leasing transaction; (ii) the price per Ordinary Share sold in the such public offering shall be no less than US$11.40 (as adjusted for any share splits, share dividends, combinations, recapitalizations or the like); and (iii) the number of Ordinary Shares issued and sold by the Company in such public offering shall be no more than thirty percent (30%) of the Ordinary Shares outstanding immediately prior to the consummation thereof.

ARTICLE VII
MISCELLANEOUS

Section 7.1             Further Assurances.  Each of the Parties agrees that he or it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any Party in order to effectuate the transactions contemplated hereby.

Section 7.2             Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 7.3             Entire Agreement.  This Agreement and the other Transaction Documents (as defined in the Share Purchase Agreement), together with all schedules and exhibits hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 7.4             Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties, except that the Investor may assign all or any of its rights and obligations hereunder without consent to any of its Affiliates or any permitted transferee of the Registrable Securities.  Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.5             Amendment; Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties.  The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 7.6             Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.7             No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

Section 7.8             Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 7.8).  Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused).  Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused).  Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)           If to the Founder or the Selling Shareholder:

Skillgreat Limited
c/o Bona Film Group Limited
11/F, Guan Hu Garden 3
105 Yao Jia Yuan Road, Chaoyang District
Beijing 100025, People’s Republic of China
Attention:      Dong Yu
E–mail:           yudong@bonafilm.cn

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett
35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
Attention:      Chris Lin
Facsimile:       (+852) 2869-7694
E–mail:           clin@stblaw.com

(b)           If to the Company:

Bona Film Group Limited
11/F, Guan Hu Garden 3
105 Yao Jia Yuan Road, Chaoyang District
Beijing 100025, People’s Republic of China
Attention:      Dong Yu
E–mail:           yudong@bonafilm.cn

(c)           If to the Investor:

News Corporation
1211 Avenue of the Americas
New York, New York 10036
Attention:      Janet Nova
Facsimile:       +1 (212) 852-7214
E–mail:           jnova@newscorp.com

with copies to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention:      Sam Zucker, Esq.

Facsimile:       +1 (650) 473-2601
E–mail:           szucker@omm.com

Section 7.9             Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

Section 7.10           Dispute Resolution.

(a)           Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(b)           The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.  There shall be one (1) arbitrator.  There shall be one arbitrator agreed to by the Parties, and if they cannot so agree on such arbitrator within ten (10) Business Days of the commencement of the arbitration proceedings, three arbitrators shall be appointed.  In such case, one arbitrator shall be nominated by the Party or Parties, as the case may be, commencing the arbitration proceedings (the “Claimant Side”), and one arbitrator shall be nominated by the respondent or respondents, as the case may be, to the proceedings (the “Respondent Side”), and if either the Claimant Side or the Respondent Side shall fail to nominate its arbitrator, the HKIAC shall appoint such arbitrator.  The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC shall appoint the third arbitrator.  The third arbitrator shall be the presiding arbitrator.  The Parties shall use commercially reasonable efforts to appoint arbitrators who are qualified to practice law in the State of New York.

(c)           The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section 7.10, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 7.10 shall prevail.

(d)           Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e)           The arbitration shall be conducted in private.  Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing.

(f)            The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g)           The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of the State of New York (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(h)           Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i)            During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j)            The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(i)            In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise.  Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(ii)           The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly.  All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(iii)          If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 7.10); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(iv)          Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order.  Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(v)           The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 7.10 where such objections are based solely on the fact that consolidation of the same has occurred.

Section 7.11           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Investor Rights Agreement to be executed as of the date first written above by their respective duly authorized representative.

FOUNDER:

By:	/s/ Dong Yu
	Name:	Dong Yu

SELLING SHAREHOLDER:

SKILLGREAT LIMITED

By:	/s/ Dong Yu
	Name:	Dong Yu
	Title:	Authorized Signatory

COMPANY:

BONA FILM GROUP LIMITED

By:	/s/ Peixin Xu
	Name:	Peixin Xu
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Investor Rights Agreement to be executed as of the date first written above by their respective duly authorized representative.

INVESTOR:

NCIH, INC.

By:	/s/ Janet Nova
	Name:	Janet Nova
	Title:	Senior Vice President